Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Cimatron Ltd. for the registration of its 6,620,310 ordinary shares. We also consent to the incorporation by reference therein of our report dated December 31, 2007 with respect to the consolidated financial statements of Gibbs System, Inc., dba Gibbs and Associates for the year ended December 31, 2006, as well as our report dated February 28, 2008 with respect to the consolidated financial statements of Gibbs System, Inc., dba Gibbs and Associates for the year ended December 31, 2007.

Pasadena, California	Lucas, Horsfall, Murphy & Pindroh, LLP
September 09, 2008